RAYMOND T. Y. CHAN
VICTORIA CHAN & CO.

SOLICITORS, NOTARIES, AGENTS FOR TRADEMARKS & PATENTS

3/F., Crocodile House I, 50 Connaught Road Central, Hong Kong
Tel: (852) 2523 2820 Fax: (852) 2845 1605
E-mail: general@reve.com.hk

Partners
Raymond T. Y. Chan 陳添耀 律師
Yam Kam Kwong Allen 任錦光 律師
Chow Wai Lam * 周偉霖 律師

Consultants
Jenny Lee 李靜安 律師
Pe Hong Teng Louis # 白鴻騰 律師
Wong Hiu Ngon Howard 黃曉岸 律師
Ip Chun Chung Robert 葉振忠 律師

Assistant Solicitors
Woo Sui Ling Charaine 胡瑞玲 律師
Tang Boon Yan Henry 鄧本仁 律師

** Notary Public* *# China Appointed Attesting Officer*

Our ref: RI/M/06 Your ref: Date: 1 December 2006

Messrs. Devlin Jensen,
Barristers & Solicitors

Attn : Mr. Michael Shannon

Dear Sir,

Re : Manhing Enterprises Limited
(incorporated in Hong Kong)

1. We are solicitors legally qualified to practise in the Hong Kong Special Administrative Region of the People's Republic of China ("HKSAR"). You have requested and we are instructed by Wanxin Bio-Technology Limited ("Wanxin BVI") to provide a legal opinion on the corporate status of Manhing Enterprises Limited ("Manhing HK") and in particular, on the issued and paid up capital of and the shareholders of Manhing HK.

2. Our opinion is given on the basis of the laws of HKSAR as currently applied by the Court of HKSAR as of the date hereof. We have not investigated nor are we qualified in and do not express or imply any opinion on the laws of any other jurisdiction.

3. On providing our opinion, we have based on public records that we obtained from the Companies Registry of the HKSAR and on documents provided to us by the directors of Manhing HK including, but not limited, to the following :-

(a) Duly executed and stamped Instruments of Transfer and sold & bought notes of 10,000 shares of Manhing HK dated 11 October 2006; and

(b) Agreement for Sale and Purchase dated 15 October 2006 made between Yang Ban-jun and Lo Suet-yim as vendors and Wanxin BVI as purchaser of 10,000 shares of Manhing HK. ("the Documents")

We assume that the matters disclosed in the Documents are true and correct.

4. Based upon the foregoing, we hereby provide our opinion as follows :-

(a) Manhing HK is a company validly established and existing under the laws of the HKSAR.

........./P.2

陳添耀
陳　瑛 律師事務所
香港中環干諾道中50號
鱷魚恤大廈一座二樓
電話：(852) 2523 2820
傳真：(852) 2845 1605
電子郵件：general@reve.com.hk
(In association with Shea & Co. and Yam & Co.)

(a) As at the date of this opinion, Manhing HK has an authorized capital of HK$10,000,000 divided into 10,000,000 shares of HK$1 each 10,000 of which were issued and fully paid.

(b) As on the 10 October 2006, the shareholders of Manhing HK were Mr. Yang Ban-jun and Wealth Star Biotech Limited, holding respectively 10 shares and 9,990 shares.

(d) By the instruments of transfer dated 10 October 2006, Wealth Star Biotech Limited transferred the said 9,990 shares in favour of Yang Ban-jun (8,990 shares) and Lo Suet-yim (1,000 shares).

(e) By Agreement dated 15 October 2006, Yang and Lo agreed to transfer all the 10,000 shares of Manhing HK in favour of Wanxin BVI in consideration of the allotment of 750 new shares of Wanxin BVI.

(f) The new 750 shares of Wanxin BVI were allotted with the consent of Lo Suet-yim to Yang Ban-jun on 15 October 2006 and completion of the transfer of the said 10,000 shares to Wanxin BVI was completed on the 15 October 2006. The relevant instruments of transfer and sold & bought notes were stamped on 5 December 2006.

(g) As from the 15 October 2006 Wanxin BVI becomes the sole legal shareholder of Manhing HK holding all its 10,000 issued shares.

5. This opinion is addressed to you solely for your benefit in relation to the transactions contemplated and is not to be made available to and rely upon by any other person firm or entity without our written consent.

Yours faithfully,

Raymond T. Y. Chan Victoria Chan & Co.

RI/pl